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                                EXHIBIT (10)(b)
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                         OPINION AND CONSENT OF ACTUARY
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PFL Life Insurance Company
July 25, 1997
Page 2


In the process of determining the reasonable ROI, each individual charge is also established within the reasonable range of industry practice. For example, in conjunction with the pricing process the company has analyzed publicly available information pertaining to similar industry products, taking into consideration such factors as current charge levels, the existence of charge level guarantees, guaranteed death benefits, and guaranteed annuity rates. The methodology and results of the comparative surveys included in this analysis are maintained at the company's administrative offices.

Except by coincidence, it is not expected that actual charges assessed in a given year would exactly offset actual expenses incurred. Acquisition expenses (as well as major product and/or systems development expenses) are incurred "up front" and recovered, with a reasonable profit margin, through future years' charges. In addition, the company cannot increase certain charges under the Policies in the pricing process.

Therefore, in my opinion, the fees and charges deducted under the Policies, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the company.

I hereby consent to the use of this opinion, which is included as an Exhibit to the Registration Statement.



/s/ Calvin R. Birkey
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Calvin R. Birkey, FSA, MAAA
Managing Actuary
PFL Life Insurance Company